Exhibit 16.1

[KPMG LETTERHEAD]

Our ref     S:\M\M_MISC\MSC Software\i954kpmg.doc

May 11, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously engaged as principal accountants for MSC.Software Corporation (the “Registrant” or the “Company”) and, under the date of February 14, 2003, we reported on the consolidated financial statements of the Company as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001.  However, as was first reported by the Company in a press release dated March 30, 2004, and as disclosed in the Company’s Form 8-K dated April 28, 2005, the Company will restate its financial statements for the periods subsequent to December 31, 2000 and, accordingly, the Company’s previously published financial statements should not be relied upon.  On April 24, 2005, our appointment as principal accountants was terminated.  We have read the Registrant’s statements included under Item 4.01 of its Form 8-K dated April 28, 2005, and we agree with such statements, except that we either are not in a position to agree or disagree with certain statements, or we believe such statements are incomplete, as set forth below:

The description of the Mars Tateishi matter in the third paragraph and the description of the conduct and conclusion of the Audit Committee review in the fourth paragraph are incomplete.  We were in the process of performing our audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2003, when we discovered information that led us to believe that the Company’s consolidated financial statements as of and for the year ended December 31, 2002, may have been materially misstated as it relates to the stock option matter noted in the third paragraph. In the course of performing additional audit procedures relating to this matter, on March 23, 2004, we discovered information that caused us to question whether certain information had been withheld from us, and therefore whether a possible illegal act had occurred.  Based upon this information, on March 25, 2004, we recommended to the Audit Committee that it should have an independent investigation conducted of the matters raised.  The Audit Committee engaged outside legal counsel, Dewey Ballantine LLP (Dewey) to investigate the matters raised.  Management of the Company also engaged outside legal counsel Munger, Tolles and Olson (Munger), to participate in the conduct of the investigation.  From at least March 30, 2004 to April 20, 2004, we expressed repeated concerns to the Audit Committee about the involvement of Munger in the investigation because their involvement and the scope of their services provided to the Company impaired the appearance of independence. It is our understanding that Munger’s participation in the investigation ceased in or about May 2004.

In May 2004, the Audit Committee informed us that it was satisfied with the results of the investigation.  However, because of our concerns regarding the use of a co-counsel noted above, as well as other matters we had identified during our review of certain electronic documents and other information shared with us in connection with the investigation, we then recommended to the Audit Committee that it continue and expand the investigation, including the retention of professionals with forensic accounting experience.  Subsequently, the Audit Committee engaged Navigant Consulting, Inc. (Navigant) to participate in the continuing investigation.

The description of the independent review contained in the fifth and sixth paragraphs is incomplete. On February 16, 2005, the Company publicly announced that the independent review directed by its Audit Committee was complete and the report to the Audit Committee from Dewey had been presented to the Board of Directors.  The Company also publicly announced that the concerns raised in the independent review regarding the timing of the recognition of revenues, the completeness of the documentation required to recognize revenue, the implementation of appropriate cut-off procedures at the end of accounting periods and other failures to comply with generally accepted accounting principles (GAAP) would be addressed as part of the Company’s previously announced restatement of its financial statements for all periods subsequent to December 31, 2000.  The Company also publicly disclosed that it intended to make certain non-revenue adjustments as part of the restatement process.

The Company provided us with the results of the investigation on or about February 16, 2005. It is our understanding that, as of February 16, 2005, the independent review had not addressed what remediation efforts were necessary based on the results of the investigation, nor had it proposed the resolution for instances of unresolved accounting issues, including those stated above. Additionally, as of the date of our dismissal, we had not been provided the details of all significant planned remedial actions to be implemented.  From February 16, 2005, until our dismissal, we were in the process of evaluating those results.  On several occasions after February 16, 2005, we recommended that the Audit Committee continue using Navigant to assist in resolving the pending accounting matters, including differing views between the Company’s financial management and Navigant regarding accounting for the 2001 acquisition of Advanced Enterprise Solutions, Inc. (AES), discussed below.  Also, on several occasions, most recently on April 22, 2005, we informed the Audit Committee, management and/or the investigators that there were other matters relating to the investigation that we believed needed to be resolved before the completion of the audit work for 2003 and earlier years.

The description in the fifth paragraph of information that was withheld from us, and inaccurate or misleading information that was provided to us, is incomplete.  We are aware of other incidents identified during the investigation where inaccurate or misleading information was provided to us. These incidents included, among others, issues relating to the accounting for severance, key man life insurance and revenue recognition.

We are not in a position to agree or disagree with the statements in the sixth paragraph that the independent review did not observe any significant pattern or practice of intentional backdating of documents by Company employees or any evidence of a systematic attempt by the Company’s management to alter or manage revenues.

We are not in a position to agree or disagree with the statement in the seventh paragraph that the concerns raised regarding the timing of the recognition of revenues, the completeness of the documentation required to recognize revenue, the implementation of appropriate cut-off procedures at the end of accounting periods and other failures to comply with GAAP, as well as revenue recognition in general, will be addressed as part of the Company’s previously announced restatement of its financial statements for all periods subsequent to December 31, 2000.

We are not in a position to agree or disagree with the statements in the eighth and ninth paragraphs that the Company intends to make certain non-revenue adjustments as part of the restatement process and that the exact impact of the proposed adjustments identified by the Company will be determined as part of the Company’s restatement process. We are also not in a position to agree or disagree that the items listed in the eighth paragraph represent a complete listing of the proposed non-revenue adjustments to be addressed as part of the restatement process, nor whether the impact of these adjustments is correctly represented.

The description in the tenth paragraph of the accounting issue relating to the acquisition of AES is incomplete. We had understood that Navigant and financial management of the Company had differing views on the proper accounting for the transaction. We are not in a position to agree or disagree with the statement that the accounting treatment for the acquisition of AES is being reviewed by the Company and any changes required will be part of the Company’s restatement process.

The statements regarding internal control weaknesses in the eleventh paragraph are incomplete.  In March 2004, we had communicated to management and the Audit Committee instances we noted during our audit test work  in which the Company’s internal controls and/or financial management failed to identify and address transactions or issues that could have material financial statement implications that we considered to be material weaknesses.  The specific instances we noted included revenue recognition, pension obligations, stock option modifications and self-insurance obligations.  The Company’s internal controls and/or financial management did not assure that these transactions were recorded in accordance with GAAP.  The Company’s internal controls were not operating effectively to ensure that (i) the relevant accounting principles for the transactions were researched to determine the requirements of GAAP, (ii) the conclusions reached were documented in writing and communicated to the members of the accounting department responsible for recording the transactions, and (iii) management performed an initial and ongoing review of the transactions to ensure compliance with the conclusions reached for the transactions.

With respect to the statements in paragraphs twelve and thirteen, we are not in a position to agree or disagree whether the referenced matters were discussed with the Audit Committee of the Board of Directors.  We are unclear whether the thirteenth paragraph is or is not disclosing the existence of reportable events. However, we believe the events disclosed in the Company’s Form 8-K dated April 28, 2005, and in this response letter, constitute reportable events under Item 304(a)(1)(v)(A) through (D) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP